Exhibit 99.1

Press Contacts: LA: Dan Berger, 21st Century Fox 310-369-1274 | dberger@21cf.com NYC: Nathaniel Brown, 21st Century Fox 212-852-7746 | nbrown@21cf.com	Investor Contacts: Reed Nolte, 21st Century Fox 212-852-7092 | rnolte@21cf.com Joe Dorrego, 21st Century Fox 212-852-7856 | jdorrego@21cf.com

21st Century Fox Receives Approval from the Australian

Securities Exchange for Delisting from ASX

New York, NY – March 23, 2014 – 21st Century Fox (NASDAQ: FOX, FOXA; ASX: FOX, FOXLV) today announced that it has formally requested and received approval from the Australian Securities Exchange (ASX) for its removal from the official list of the ASX. This approval by the ASX is not subject to any conditions.

The following table sets out the timeline for the delisting. Dates are noted as of New York time unless marked with an asterisk (*) indicating Sydney, Australia time.

Date	Event
Thursday May 1, 2014*

Effective date of suspension in trading of CHESS Depositary Interests (CDIs) on the ASX (the “Suspension Date”).

Note: Trading in CDIs on the ASX is permitted up to close of trading on the Suspension Date. CDI holders will not be able to trade their CDIs on the ASX after this date.

Thursday May 8, 2014*

Effective date of removal of the Company from the official list of the ASX (the “Delisting Date”).

Note: Following the Delisting Date, the Company’s CDI program will end and there will no longer be any CDIs on issue. However, CHESS Depositary Nominees Pty Ltd (CDN) will continue to hold Common Stock on behalf of former CDI holders.

CDI holders’ existing right to convert CDIs into the underlying Common Stock listed on the NASDAQ Global Select Market (NASDAQ) continues until the closing date of the Voluntary Share Sale Facility.

Friday May 9, 2014*	Opening date of the Voluntary Share Sale Facility whereby each CDI holder can elect to have the underlying shares of Common Stock sold on NASDAQ on behalf of the CDI holder.

Wednesday July 9, 2014*	Closing date of the Voluntary Share Sale Facility.

Wednesday July 16, 2014	Any remaining former CDI holders’ beneficial interests in shares of Company Common Stock will be automatically converted into registered ownership interests in the Company’s Common Stock.

The Company has also made arrangements to allow eligible former CDI holders to sell all or some of their Common Stock under a share sale facility operated by the Company’s transfer agent, Computershare Trust Company, N.A., with the option to receive sale proceeds in Australian dollars.

Following the removal of the Company’s listing from the ASX, all of 21st Century Fox’s Class A and Class B Common Stock will be listed solely on NASDAQ. As previously announced, there will be no changes to the Company’s operations, employees or business as a result of the delisting from ASX.

Further information regarding the ASX delisting is set out in the Company’s definitive proxy statement filed with the U.S. Securities and Exchange Commission (SEC) on February 5, 2014 which is available at the SEC’s web site at www.sec.gov and at http://investor.21cf.com/sec.cfm. The proxy statement contains information (which CDI holders are encouraged to refer to) regarding the reasons for the delisting, the consequences for the Company and its security holders, and the arrangements in place for CDI holders to manage their holdings.

About 21st Century Fox

21st Century Fox is the world’s premier portfolio of cable, broadcast, film, pay TV and satellite assets spanning six continents across the globe. Reaching nearly 1.5 billion subscribers in more than 100 local languages every day, 21st Century Fox is home to a global portfolio of cable and broadcasting networks and properties, including FOX, FX, FXX, FXM, FS1, Fox News Channel, Fox Business Network, Fox Sports, Fox Sports Network, National Geographic Channels, MundoFox, STAR, 28 local television stations in the U.S. and more than 300 channels that comprise Fox International Channels; film studio Twentieth Century Fox Film; and television production studios Twentieth Century Fox Television and Shine Group. The Company also provides premium content to millions of subscribers through its pay-television services in Europe and Asia, including Sky Deutschland, Sky Italia and its equity interests in BSkyB and Tata Sky. For more information about 21st Century Fox, please visit www.21CF.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions and involve known and unknown risks, uncertainties, and other factors, which may cause the actual results or performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or information. Where, in any forward-looking statements, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans and expectations of our management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law or regulation.